EXHIBIT 99.1

Midway Establishes “At-the-Market” Issuance Program

September 23, 2011

Denver, Colorado – Midway Gold Corp. ("Midway" or the "Company") (MDW:TSX-V; MDW:NYSE-AMEX) announced today that it has established an "At-the-Market" ("ATM") issuance program under which it may sell up to a maximum of 6,000,000 of its common shares.  The ATM issuance program will be available to Midway on an as needed basis.   Subject to market conditions and funding requirements, Midway may, at its discretion, from time to time sell all, some, or none of the reserved shares during the term of the ATM program.  Any common shares issued under the ATM program will be sold through ATM issuances in the United States.  No ATM issuances will be made through the facilities any Canadian exchange.  Any ATM issuances will be made at market prices prevailing at the time of the sale and, as a result, prices may vary.

Midway intends to use the net proceeds, if any, from the ATM issuance program to fund its exploration and development activities on its Nevada and Washington properties and for general corporate purposes.

Midway has entered into a sales agreement dated September 23, 2011 with McNicoll, Lewis & Vlak LLC ("MLV"), under which MLV will act as sales agent under the ATM issuance program during the term of the agreement.  The ATM sales agreement does not prohibit Midway from conducting other financings.

The common shares are being offered pursuant to a prospectus supplement dated September 23, 2011 to Midway’s U.S. base shelf prospectus dated February 14, 2011, forming part of its registration statement on Form S-3 (333-172009) filed the United States Securities and Exchange Commission ("SEC").  The U.S. base shelf prospectus and the prospectus supplement thereto have been filed with the SEC and are available on the SEC's website at www.sec.gov and on the SEDAR website maintained by the Canadian Securities Administrators at www.sedar.com. Alternatively, MLV will provide copies of the documents upon request by contacting McNicoll, Lewis & Vlak LLC, Attention: Randy Billhardt, 1251 Avenue of the Americas, 41st Floor, New York, NY 10020, or by calling 212-580-5881.

This news release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of common shares in any state or jurisdiction in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.  The offering of any common shares has not been approved or disapproved by any regulatory authority, nor has any such authority passed upon the accuracy or adequacy of the prospectus supplement or Midway's shelf registration statement.

ON BEHALF OF THE BOARD

"Daniel E. Wolfus"
Daniel E. Wolfus, Chairman, CEO and Director

About Midway Gold Corp.

Midway Gold Corp. is a precious metals company with a vision to explore, design, build and operate gold mines in a manner accountable to all stakeholders while producing an acceptable return to its shareholders. For more information about Midway, please visit our website at www.midwaygold.com or contact R.J. Smith, Vice President of Administration, at (877) 475-3642 (toll-free).

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

This press release contains forward-looking statements about the Company and its business. Forward looking statements are statements that are not historical facts and include, but are not limited to, statements about the Company's intended financing plans and use of proceeds. The forward-looking statements in this press release are subject to various risks, uncertainties and other factors that could cause the Company's actual results or achievements to differ materially from those expressed in or implied by forward looking statements. These risks, uncertainties and other factors include, without limitation, risks related to the timing and completion of the Company's intended work plans for the projects, risks related to fluctuations in gold prices; uncertainties related to raising sufficient financing to fund the planned work in a timely manner and on acceptable terms; changes in planned work resulting from weather, logistical, technical or other factors; the possibility that results of work will not fulfill expectations and realize the perceived potential of the Company's properties; uncertainties involved in the interpretation of drilling results and other tests and the estimation of gold resources and reserves; the possibility that required permits may not be obtained on a timely manner or at all; the possibility that capital and operating costs may be higher than currently estimated and may preclude commercial development or render operations uneconomic; the possibility that the estimated recovery rates may not be achieved; risk of accidents, equipment breakdowns and labor disputes or other unanticipated difficulties or interruptions; the possibility of cost overruns or unanticipated expenses in the work program; and other factors identified in the Company's SEC filings and its filings with Canadian securities regulatory authorities. Forward-looking statements are based on the beliefs, opinions and expectations of the Company's management at the time they are made, and other than as required by applicable securities laws, the Company does not assume any obligation to update its forward-looking statements if those beliefs, opinions or expectations, or other circumstances, should change.